Exhibit 10.1
EXECUTION VERSION*
FORBEARANCE AGREEMENT
     FORBEARANCE AGREEMENT, dated as of December 23, 2009 (as amended or modified from time to time, this “Agreement”), among RHI Entertainment, LLC (the “Borrower”), its subsidiaries party to the Credit Agreement described below as Guarantors (the “Guarantors”, and together with the Borrower, the “Credit Parties”), RHI Entertainment Holdings II, LLC (the “Parent”), the Lenders party to the Credit Agreement described below (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”) and as Issuing Bank.
     WHEREAS, the Borrower, the Guarantors, the Parent, the Lenders and the Agent are parties to a Credit, Security, Guaranty and Pledge Agreement, dated as of January 12, 2006, as amended and restated on April 13, 2007 (as the same may have been or may from time to time be further amended, restated, supplemented or modified from time to time, the “Credit Agreement”).
     WHEREAS, the Specified Defaults described herein either have occurred or may occur during the Forbearance Period described herein.
     WHEREAS, reference is made to the Hallmark Guaranty and that certain Second Amended and Restated Program License Agreement dated as of January 1, 2005 (as amended, supplemented or modified from time to time, the “CMH License Agreement”) between RHI Entertainment Distribution, LLC, f/k/a Hallmark Entertainment Distribution, LLC and Crown Media.
     WHEREAS, the Agent has commissioned a recent audit of the Borrower’s calculations of the Borrowing Base (the “BB Audit”), and the auditor has concluded that the receivables from Crown Media to RHI which are scheduled to be paid subsequent to December 31, 2009 (“Post-12/31/09 Crown Receivables”) should not be eligible for the 100% Advance Rate provided for under clause (iii) of the Borrowing Base.
     WHEREAS, the Borrower and the Lenders are in disagreement over the foregoing conclusion reached in the BB Audit.
     WHEREAS, the Borrower has advised the Agent that it may during the Forbearance Period default in its obligations to pay amounts due under various Swap Agreements which constitute “Obligations”.
     WHEREAS, the Borrower has requested that the Agent and the Lenders provide a temporary forbearance from exercising remedies with respect to the Specified Defaults described herein during the Forbearance Period described herein and that the Agent and the Lenders provide a temporary waiver of the requirements of Section 2.10(e) of the Credit Agreement during such Forbearance Period.

     WHEREAS, the Borrower has requested that the Lenders which have entered into certain Swap Agreements agree to terminate those Swap Agreements as provided herein and provide a temporary forbearance from exercising remedies with respect to any non-payment of the amounts owed by the Credit Parties under such Swap Agreements.
     WHEREAS, the Lenders have agreed, subject to the terms and conditions of this Agreement, to provide the forbearance and temporary waiver referred to in the immediately preceding recital.
     WHEREAS, the Borrower has on the date hereof presented the Lenders with a Borrowing Base Certificate calculated as of November 30, 2009, which reflects a Borrowing Base that is not sufficient to cover all Loans and L/C Exposure, and accordingly an Event of Default exists under Sections 2.10(e) and 7(b) of the Credit Agreement.
     WHEREAS, in order to induce the Agent and the Lenders to agree to such forbearance and consent, the Credit Parties have agreed to make certain acknowledgments and enter into certain agreements as hereinafter set forth.
     ACCORDINGLY, the parties hereby agree as follows:
     1. Acknowledgments . The Credit Parties and the Lenders expressly acknowledge and agree that, effective upon the date of this Agreement, notwithstanding anything to the contrary in the Credit Agreement, as a result of the delivery of the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent on December 23, 2009, an Event of Default exists under Sections 2.10(e) and 7(b) of the Credit Agreement (without reference to the one (1) Business Day cure period described in Section 2.10(e) of the Credit Agreement, which cure period is hereby waived by the Credit Parties) (which Event of Default is subject to the forbearance and temporary waiver described below until the expiration or termination of the Forbearance Period). The Borrower and the Agent acknowledge and agree that, after the date hereof, no Post-12/31/09 Crown Receivables shall be included under clause (iii) of the Borrowing Base.
     2. Defined Terms. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement. For purposes of this Agreement, the following defined terms shall have the following meanings:
“Forbearance Period” shall mean the period commencing upon satisfaction in full of the conditions precedent set forth in Section 7 of this Agreement and ending upon the earlier of (i) the Stated Expiration Date and (ii) the occurrence of any Termination Event.
“Specified Default” or “Specified Defaults” shall mean, individually or collectively, the Defaults or Events of Default listed on Schedule 1 hereto.
“Stated Expiration Date” shall mean 5:00 p.m. (New York City time) on January 22, 2010.
“Termination Event” shall mean the occurrence of any of the following:

               (i) the occurrence of any Default or Event of Default under the Credit Agreement other than a Specified Default;
               (ii) any breach by any Credit Party of any agreement or covenant contained in this Agreement, including without limitation any commitment made under Section 6 hereof;
               (iii) any representation or warranty made by any Credit Party in this Agreement (including without limitation any commitment made under Section 6 hereof) shall cease to be true and accurate in all material respects;
               (iv) any “Default” or “Event of Default” under the Second Lien Agreement pursuant to which the Second Lien Agent or the “Required Lenders” as defined under the Second Lien Agreement deliver any notice of default or any Notice of Intent to Exercise (as defined in the Second Lien Intercreditor Agreement), regardless of whether any such notice of default or Notice of Intent to Exercise purports to be based on any occurrence which constitutes a Specified Default;
               (v) any creditor of any Credit Party or Parent shall commence involuntary bankruptcy proceedings against such Credit Party or Parent;
               (vi) any failure of any Credit Party to pay any interest on the Loans (but not on the Termination Amounts described below, it being understood that non-payment of interest on the Termination Amounts shall not constitute a Termination Event) or any Commitment Fees, Letter of Credit fronting fees or Letter of Credit commissions as and when due under the Credit Agreement;
               (vii) the Borrower shall have failed to provide reasonable cooperation with FTI Consulting, Inc. (“FTI”) or with the Agent or shall have failed to pay any invoice of FTI or Morgan, Lewis & Bockius LLP by such time as payment thereof is due in accordance with the November 20, 2009 letter agreement between Borrower and Agent;
               (viii) any creditor of any Credit Party or Parent shall attempt to execute a judgment, or shall obtain attachment on any asset of such Credit Party or Parent or otherwise shall exercise any similar remedy against any asset of such Credit Party or Parent (but excluding any notice of default or termination or the commencement of any suit, arbitration or other legal process which has not developed into an occurrence described before this parenthetical); or
               (ix) any Credit Party or Parent shall commence a voluntary case under the Bankruptcy Code or file a proceeding seeking protection under any other law for the relief of debtors.
     3. Swap Agreement Matters :
          (a) Notwithstanding anything to the contrary in any of the Swap Agreements described on Schedule 2 to this Agreement (such Swap Agreements, together with any master agreement schedules, annexes and confirmations and other documentation relating thereto, the “Specified Swap Agreements”), the Borrower and each Lender signatory hereto which is counter-party to a Specified Swap Agreement (herein, a “Lender Counterparty”) agrees that each relevant Specified Swap Agreement is hereby terminated (other than any setoff rights arising thereunder that expressly survive such a termination) effective on the effective date of this Agreement (unless such Specified Swap Agreement was previously terminated by separate agreement between the Borrower and the relevant Lender Counterparty) without any further action by the parties thereto. As a result, the Borrower has an obligation under each Specified Swap Agreement to pay to the relevant Lender Counterparty thereto the amount (the “Termination Amounts”) set forth opposite such Lender Counterparty’s name on Schedule 2 to this Agreement. The Termination Amounts are accordingly due and payable (subject to the forbearance described below during the Forbearance Period) on the date hereof.
          (b) The Borrower has an obligation under each Specified Swap Agreement to pay to the relevant Lender Counterparty interest on the Termination Amount relating thereto, which shall accrue at a per annum rate equal to (notwithstanding any default rate of interest which may be specified as being payable by the Credit Parties under the relevant Specified Swap Agreements) the weighted average interest rate applicable from time to time in respect of the Loans, and shall begin to accrue (with the default rate of interest as described in Section 5 below) on the date of the termination of the relevant Specified Swap Agreement as described in Section 3(a) hereof. The Lender Counterparties and the Credit Parties acknowledge and agree that any such interest on the Termination Amounts, as well as the Termination Amounts themselves, shall be paid solely as contemplated by Section 12.2 of the Credit Agreement.
          (c) Each Lender Counterparty signatory hereto shall cause any transferee of its Specified Swap Agreement to agree in writing to all provisions of this Agreement applicable to such Specified Swap Counterparty pursuant to documentation reasonably acceptable to the Agent. Notwithstanding anything to the contrary in any Specified Swap Agreement, the provisions of this Section 3 may not be amended, waived or otherwise modified without the prior written consent of the Borrower, the Required Lenders and each party to a Specified Swap Agreement that is directly affected thereby.
     4. Agreement to Forbear. (a) During the Forbearance Period, subject to the terms and conditions of this Agreement, (i) the Agent and the Lenders that are signatories hereto, which Lenders constitute the Required Lenders, hereby agree to forbear from exercising their rights and remedies as creditors against the Borrower and the other Credit Parties or Parent that may exist by virtue of any Specified Defaults (subject to the termination of such forbearance in the event of any Termination Event, including any Termination Event arising from or out of a Specified Default (although it is understood that the existence of a Specified Default shall not in and of itself constitute a Termination Event)) under the Credit Agreement or under the other Fundamental Documents and (ii) the Lender Counterparties that are signatories hereto hereby agree to forbear from exercising their rights and remedies as creditors against the Borrower and (if applicable) the other Credit Parties with respect to payments on the Termination Amounts and any interest accruing thereon.
          (b) In addition, solely with respect to the Specified Defaults listed as Items 1 and 2 appearing on Schedule 1 hereto, the Agent, the Lenders and the Lender Counterparties signatory hereto agree to temporarily waive, solely during the Forbearance Period, any Default or Event of Default resulting solely from any such Specified Defaults. For the avoidance of doubt, the temporary waiver contained in the preceding sentence shall terminate and be of no further force or effect upon any expiration or termination of the Forbearance Period.
          (c) It is acknowledged and agreed that, from and after the date hereof, the Borrower shall not be entitled to request any additional Loans or Letters of Credit until such time as the consent of the Lenders holding at least 66-2/3% of the Revolving Credit Commitments has been obtained. Nothing in this Agreement shall limit any Lender’s obligation to reimburse the Issuing Bank its pro rata portion of any payment made by the Issuing Bank after the date hereof on any Letter of Credit issued prior to the date hereof.
          (d) It is understood and agreed among the Lenders, the Agent and the Borrower that the Base Cash Flow Schedule and any updated rolling cash flow schedule delivered as contemplated herein have been or will be, with respect to factual matters covered therein (but not with respect to the covenants and agreements contained herein) delivered in anticipation of and as part of settlement discussions, and as between the Credit Parties, the Agent and the Lenders, nothing contained therein shall during the Forbearance Period constitute an admission by any of the Credit Parties as to any inability to pay their debts as they become due.
          (e) It is understood and agreed among the Lenders, the Agent and the Borrower that the requirement in Section 6.5(m) of the Credit Agreement that there be no Default or Event of Default shall be disregarded to the extent the Borrower complies with Section 6(c)(v) of this Agreement (including that such payments were included in the Base Cash Flow Statement).
     5. Reservation of Rights . (a) Except as otherwise expressly provided herein, nothing in this Agreement shall be construed as a waiver of or acquiescence to any Specified Default, and each of the Specified Defaults which constitutes a Default or an Event of Default shall continue in existence as such notwithstanding the agreement of the Agent and the Required Lenders, as set forth herein, to forbear in the exercise of rights and remedies against any Credit Party or Parent on the terms and for the period set forth herein. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not: (i) constitute an extension, modification, suspension or waiver of any term or aspect of the Credit Agreement or the other Fundamental Documents; (ii) extend the terms of the Credit Agreement or the due date of any of the Obligations; (iii) give rise to any obligation on the part of the Agent or the Lenders to extend, amend, waive or otherwise modify any term or condition of the Credit Agreement or any of the other Fundamental Documents; or (iv) give rise to any defenses or counterclaims to the right of the Agent or the Lenders to compel payment of the Obligations or to otherwise enforce their rights and remedies under the Credit Agreement and the other Fundamental Documents. During the Forbearance Period, the Agent and the Lenders may exercise any and all rights and remedies against any Credit Party or Parent that may exist by virtue of the occurrence and continuance of any Default or Event of Default other than the Specified Defaults. Following the Forbearance Period, the Agent and the Lenders may exercise all rights and remedies against any Credit Party or Parent that may exist by virtue of the occurrence and continuance of any Specified Default or any other Default or Event of Default which may arise. The Agent and the Lenders hereby expressly reserve all of their respective rights and remedies under the Fundamental Documents and under Applicable Law with respect to the Specified Defaults and otherwise. Without limiting the foregoing, nothing in this Agreement shall alter the effect of

Section 2.8 of the Credit Agreement. The Borrower and the Guarantors acknowledge and agree that the default rates of interest set forth in Section 2.8 of the Credit Agreement shall apply from and after the date of this Agreement on all Loans under the Facility (and that the default rate of interest set forth in Section 2.8 of the Credit Agreement shall apply to all Termination Amounts from and after the date of the termination of the relevant Specified Swap Agreement as determined under Section 3(a) hereof) notwithstanding the forbearance and the other agreements of the Lenders, the Lender Counterparties and the Agent described herein unless and until all Events of Default (including without limitation the Specified Defaults) have been cured or permanently waived (with such default rate of interest applicable to all periods commencing from the date hereof until such time at which all such Events of Default are cured or permanently waived).
          (b) The Borrower, the Agent and the Lenders may, from time to time, engage in negotiations concerning the Obligations, and such negotiations may be lengthy and complex. None of the Agent or the Lenders shall have any obligation to modify, amend and/or restructure the Obligations or any of the Fundamental Documents in connection with such negotiations or otherwise. Each of the Agent and the Lenders may terminate such negotiations at any time, in its sole discretion, with or without notice, and without liability of any kind. None of the Agent or the Lenders shall have any obligation or liability by virtue of the commencement, prosecution or termination of negotiations concerning any possible amendment. None of the Agent or the Lenders shall waive any rights or incur any liability by negotiation or by the passage of time associated therewith.
          (c) The Borrower acknowledges and agrees that the occurrence of any non-payment of interest on the Loans would give rise to an immediate Termination Event and to an additional Event of Default under Section 7(c) of the Credit Agreement (without reference to the three (3) day grace period described in such Section, which grace period is hereby waived by the Credit Parties).
          (d) The Borrower acknowledges and agrees that the occurrence of any non-payment of interest on the Termination Amounts (as described in Item 2 on Schedule 1 of this Agreement) would give rise to additional Events of Default under Section 7(c) of the Credit Agreement following the passage of the three (3) day grace period described in such Section (for the avoidance of doubt, any such Event of Default would during the Forbearance Period be subject to the forbearance and temporary waiver provided in Section 4 hereof).
          (e) Additionally, the Borrower acknowledges and agrees that the Termination Amounts are due and payable, and that an Event of Default exists under Section 7(c) of the Credit Agreement as a result of the non-payment of same (without reference to the passage of the three (3) day grace period described in Section 7(c) of the Credit Agreement, which grace period is hereby waived by the Credit Parties) (for the avoidance of doubt, such Event of Default shall during the Forbearance Period be subject to the forbearance and temporary waiver provided in Section 4 hereof).
     6. Representations, Warranties, Confirmations, and Agreements by Borrower with respect to Specified Defaults and Other Matters.

          (a) Each Credit Party hereby represents and warrants to Agent and each of the Lenders that:
               (i) no Defaults or Events of Defaults other than the Specified Defaults have occurred and are continuing as of the date hereof or, as of the date hereof, are expected to occur prior to the Stated Expiration Date;
               (ii) as of the date hereof, the aggregate gross value of all of the assets of any Subsidiaries which have not become a Credit Party because of the $250,000 threshold appearing in Section 5.21 of the Credit Agreement, is approximately $625,000; and
               (iii) Schedule 3 hereto identifies each of the Credit Parties’ and each of their Subsidiaries’ deposit accounts, lists the balances in such deposit accounts as of December 17, 2009 and specifies whether or not an Account Control Agreement has been delivered with respect to such deposit account.
          (b) Each Credit Party hereby confirms, acknowledges and agrees that:
               (i) as of December 18, 2009, the principal balance of the outstanding Loans under the Credit Agreement was at least $514,588,646.70 and the total L/C Exposure was at least $3,384,990.00, which amounts do not include interest, fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Credit Agreement;
               (ii) the Termination Amounts are in the amounts set forth on Schedule 2 hereto, which amounts do not include interest that will accrue thereon as described in this Agreement; and
               (iii) all of the Obligations, including the Loans and the Termination Amounts set forth above, are valid and outstanding and are secured by the Collateral, and neither any of the Credit Parties nor the Parent has any rights of offset, defenses, claims or counterclaims with respect to any of the Obligations.
          (c) Each Credit Party hereby covenants and agrees:
               (i) that it shall cooperate, and that it shall direct its financial advisors and legal counsel to cooperate, with the Agent, its counsel and FTI to provide the Agent with information regarding the Borrower and its Subsidiaries, and their respective assets, as the Agent, its counsel or FTI may request. Without limiting the generality of the foregoing, Borrower, its counsel and its financial advisors will meet with the Agent, its counsel and FTI at such times during regular business hours during the Forbearance Period as may be requested by the Agent;
               (ii) to, if requested by the Agent, hold update calls during regular business hours as frequently as the Agent may request among Borrower’s Chief Financial Officer and Borrower’s financial advisors, the Agent, its legal counsel and financial advisors and (if requested by the Agent) the Lenders;

               (iii) that, notwithstanding anything to the contrary in the Credit Agreement, during the Forbearance Period (and for any other period during which a Default or Event of Default has occurred and is continuing) it has no right to retain any Net Proceeds of any Dispositions for the purpose of applying such proceeds to the acquisition of other assets or properties, and that any such Net Proceeds received during the Forbearance Period shall be applied within one (1) Business Day of receipt to prepay the Loans in accordance with Section 2.10(h) of the Credit Agreement;
               (iv) that during the Forbearance Period, the Borrower will pay on a timely basis any and all amounts due to the Agent and/or the Lenders and/or the Agent’s professionals under the Credit Agreement or other Fundamental Documents, except solely to the extent that any non-payment of the same constitutes or would constitute a Specified Default;
               (v) that during the Forbearance Period it will not make: (A) any Investments other than Investments existing or committed to be made on the date hereof and Investments pursuant to clauses (a), (d) or (f) of Section 6.4 of the Credit Agreement; or (B) any Restricted Payments other than Restricted Payments pursuant to Section 6.5(e) of the Credit Agreement, pursuant to Section 6.5(l) of the Credit Agreement (solely to the extent any such dividend is paid to a Credit Party) or pursuant to Section 6.5(m) of the Credit Agreement (provided, that payments may only be made as described in Section 6.5(m) of the Credit Agreement to the extent that such payments are both (x) paid to or on behalf of Public Co. in the ordinary course of business and consistent with past practices and (y) reflected in the Base Cash Flow Statement, but provided further that requirement that there be no Default or Event of Default shall be disregarded for purposes of making payments under Section 6.5(m) of the Credit Agreement as described above);
               (vi) that the provisions of the Credit Agreement and the Fundamental Documents shall, during the Forbearance Period and following any expiration or termination thereof unless and until all Events of Default (including without limitation the Specified Defaults) have been cured or permanently waived, be interpreted and complied with on the understanding that one or more Events of Default is in existence, including that each Credit Party and the Parent will abide by all affirmative and negative covenants under the Credit Agreement and the other Fundamental Documents on the understanding that one or more Events of Default are in existence (e.g., in the case of any covenant that permits the Credit Parties to take an action only in the absence of an Event of Default, the Credit Parties agree that they shall not take such action); provided that the requirement in Section 6.5(m) that the be no Default or Event of Default shall be disregarded to the extent the Borrower complies with the requirements set forth in clause (v)(B) immediately above;
               (vii) that the Credit Parties will during the Forbearance Period limit their cash disbursements to those that are materially consistent with the payments set forth on the 13-week cash flow schedule the cover page of which is marked as “RHI Entertainment, LLC 13 Week Cash Flow Forecast December 14, 2009 — March 12, 2010” and the first page of which is marked as “12/22/09 Adjusted Forecast” which was previously presented to the Agent (such cash flow forecast, together with the back-up provided along therewith, the “Base Cash Flow Schedule”) and amounts required to be paid pursuant to Section 6(c)(iv) hereof; in furtherance of the foregoing, the Credit Parties agree that during the Forbearance Period they shall not, without the written consent of Lenders holding at least 40% of the Total Commitments (a) make monetary payments that are not reflected in the Base Cash Flow Schedule in an aggregate amount equal to or in excess of $500,000 prior to the Stated Expiration Date, (b) with respect to any vendor or creditor which is reflected in the Base Cash Flow Schedule (whether such vendor or creditor is scheduled thereon to receive payments prior or subsequent to the Stated Expiration Date (or both)) make payments that as of any date of determination are in excess of 110% of the amount reflected on the Base Cash Flow Schedule as being payable to such vendor or creditor through such date of determination, provided that , subject always to the following clause (c): (1) this clause (b) shall not limit the amount of payments of fees and expenses of the financial advisors and counsel to the Agent during the Forbearance Period or (so long as the payments are for services rendered rather than to be rendered) payments of fees and expenses of legal counsel to the Credit Parties during the Forbearance Period and (2) in the context of payments reflected on the Base Cash Flow Schedule of less than $50,000, the Credit Parties may pay amounts in excess of the scheduled payments so long as (A) the total payment does not exceed $50,000 and (B) the amounts paid to such vendor do not exceed the total amounts reflected on the Base Cash Flow Schedule as payable to such creditor or vendor or (c) permit their aggregate payments as of any date of determination to exceed 110% of the aggregate payments projected in the Base Cash Flow Schedule to be made through such date of determination;
               (viii) that the Credit Parties shall not permit their aggregate minimum cash balance at any time to be less than $10,000,000;
               (ix) that the Credit Parties will deliver to Agent by no later than 6:00 p.m. (New York City time) on each Thursday during the Forbearance Period:
                    (1) a weekly rolling 13-week update to the Base Cash Flow Schedule (with the period of such each such update commencing with the preceding Friday), each of which updates shall (a) be prepared in substantially the same form (and with substantially the same back-up schedules & information) as the Base Cash Flow Schedule and (b) show any variances from the projections in the Base Cash Flow Schedule based on actual results through such update, and
                    (2) reports on the Credit Parties’ accounts receivable and accounts payable as of the preceding Friday, which reports shall show summary aging by accounts and shall be in form and substance satisfactory to the Agent and FTI;
               (x) to, upon request of the Agent, identify on a per-Subsidiary basis the value of the assets of any Subsidiaries which have not become a Credit Party, and cause any such non-Credit Party Subsidiaries as the Agent may request to become a Credit Party by executing and delivering to the Agent an Instrument of Assumption and Joinder; provided , that the foregoing shall not require any Controlled Foreign Subsidiary to become a Credit Party if the Administrative Agent is reasonably satisfied that causing such Subsidiary to be a Credit Party would result in adverse tax consequences to the Credit Parties disproportionate to the value of the net assets of each of the Controlled Foreign Subsidiaries on an entity-by-entity basis (although it is understood that a reduction in tax loss to the Credit Parties shall not be considered an adverse tax consequence);

               (xi) to, upon request of the Agent, deliver Account Control Agreements in form and substance satisfactory to the Agent with respect to each deposit account listed on Schedule 3 hereto that is maintained with a financial institution other than the Agent and over which an Account Control Agreement has not already been delivered;
               (xii) that the Credit Parties will by no later than 5:00 p.m. (New York City time) on December 31, 2009 provide the Agent with the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, the month ending November 30, 2009, and for the portion of the fiscal year through the end of such month, together with a certificate signed by an Authorized Officer of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries as of the end of such month and the results of operations for such month and year-to-date period then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
               (xiii) that the Credit Parties will, by no later than the Stated Expiration Date, provide the Agent with the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, the month and fiscal year ending December 31, 2009, together with a certificate signed by an Authorized Officer of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries as of the end of such month and the results of operations for such month and fiscal year then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and subject to any non-cash charges that may result from an impairment analysis based on, among other things, the most recent valuation of the Library, which charges are not expected to be estimable by the Stated Expiration Date and which the Agent and the Lenders acknowledge may be material;
               (xiv) that the Credit Parties will, by no later than 5:00 p.m. (New York City time) on January 18, 2010, provide the Agent with a preliminary budget for the 2010 calendar year and a preliminary cash flow projection for the 2010 calendar year, which such cash flow projection shall be presented and calculated on a “direct” basis, and which such budget and cash flow schedule shall be in form and substance and shall be supported by such detail as shall be satisfactory to the Agent and FTI;
               (xv) that the Credit Parties will, by no later than January 8, 2010, deliver an updated draft valuation report relating to the Eligible Library Amount, which updated report shall be dated as of September 30, 2009 or a subsequent date which is satisfactory to the Agent;
               (xvi) that the Borrower will comply with all of its covenants and agreements in that certain Letter Agreement dated as of December 23, 2009 entered into between Borrower and the Administrative Agent by no later than the required date set forth therein;

               (xvii) that the Credit Parties will not make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Specified Swap Agreements (except in connection with payment to the Agent which are to be applied in accordance with Section 12.2 of the Credit Agreement);
               (xviii) that none of the Credit Parties or any of their Subsidiaries will execute or deliver any written agreement or instrument that has the effect or intent of preferring or securing any of its creditors (other than the Agent and the Lenders with respect to the Obligations) such that any such creditor would by virtue thereof hold a better position as a creditors rights matter than it holds as of the date hereof, other than any Lien in respect of obligations under the Second Lien Agreement, including by means of a supplement to any credit document in respect thereof, solely to the extent such Lien provides a second-priority lien on assets to the same extent that a Lien is provided to the Agent on a first-priority basis on the same assets in accordance with the Credit Agreement and the Intercreditor Agreement; and
               (xix) Upon the exchange by KRH of all of its equity interests in Holdings for common stock of Public Co. as a result of which Holdings is or shall become a wholly-owned subsidiary of Public Co. (the “Exchange “)), the Borrower shall obtain a written acknowledgement from Public Co. that the Exchange has occurred and that KRH is accordingly no longer entitled to receive any Tax Distributions, and to the extent the Exchange has not occurred, the Borrower shall not make any Tax Distributions during the Forbearance Period or thereafter until such point as no further Events of Default have occurred and are continuing.
          (d) Each Credit Party and the Parent hereby forever releases the Agent, each of the Lenders and each of the Lender Counterparties from any and all liens, claims, interests and causes of action of any kind or nature (each, a “Claim “) that any Credit Party now has or may hereafter have against the Agent or any of the Lenders, and hereby agrees to indemnify and hold harmless the Agent, each of the Lenders and each of the Lender Counterparties for all Claims that any Person may bring against the Agent or any of the Lenders that (i) arise under or in connection with the Credit Agreement or any other Fundamental Documents (and under any Specified Swap Agreement, as applicable) based on facts existing on or before the date hereof or (ii) arise under or in connection with this Agreement; provided that the Credit Parties may bring claims or causes of action solely to enforce the provisions of this Agreement. Each Credit Party and the Parent hereby reaffirms all of its obligations under the Credit Agreement and each other Fundamental Document to which it is a party, as well as under each of the Specified Swap Agreements (as the same are effectively modified by this Agreement).
The Credit Parties acknowledge and agree that each of the commitments and agreements contained in this Section 6 shall, except to the extent that the context clearly states or implies to the contrary, remain in effect notwithstanding the expiration or termination of the Forbearance Period.
     7. Conditions to Effectiveness . The provisions of Sections 1, 2, 3, 4, 5(c)-(e) and 6 of this Agreement shall not become effective unless and until each of the following conditions have been satisfied:

          (a) the Agent shall have received counterparts of this Agreement executed by the Borrower, each Guarantor (and any entity required to join the Credit Agreement as a Guarantor pursuant to Section 5.21 of the Credit Agreement), the Parent, the Agent and the Lenders constituting the Required Lenders;
          (b) after giving effect to this Agreement, no Event of Default or Default (with the sole exception of (i) the Specified Defaults or (ii) any Default or Event of Default arising solely from the inaccuracy of any representation or warranty contained in the Credit Agreement to the extent that any such inaccuracy exists solely because of the existence of any Specified Default) shall have occurred and be continuing;
          (c) the representations and warranties contained in Sections 6(a) and 8 hereof shall be true and correct;
          (d) the Credit Parties shall have provided the Agent with the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, the month ending October 31, 2009, and for the portion of the fiscal year through the end of such month, together with a certificate signed by an Authorized Officer of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower and its Consolidated Subsidiaries as of the end of such month and the results of operations for such month and year-to-date period then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and
          (e) all legal matters related to this Agreement shall be satisfactory to Morgan, Lewis & Bockius, LLP, counsel to the Agent.
     8. Representations and Warranties . Each Credit Party represents and warrants that before and after giving effect to this Agreement the representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent (a) that any such representations and warranties specifically relate to an earlier date and (b) to the extent that any such representation or warranty would not be true and correct solely because of the existence of any Specified Default).
     9. Entire Agreement . This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous representations or agreements, either oral or written, not contained herein.
     10. Further Assurances . At any time and from time to time, upon the Agent’s request and at the sole expense of the Credit Parties, each Credit Party will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Agent reasonably deems necessary to effect the purposes of this Agreement.
     11. Fundamental Documents . This Agreement shall constitute a Fundamental Document.

     12. Full Force and Effect . Except as expressly set forth herein, this Agreement does not constitute a waiver or a modification of any provision of the Credit Agreement or a waiver of any Event of Default under the Credit Agreement. The Credit Agreement and the other Fundamental Documents shall continue in full force and effect in accordance with the provisions thereof on the date hereof and are hereby ratified and affirmed. As used in the Credit Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereafter”, “hereto”, “hereof”, and words of similar import, shall, unless the context otherwise requires, mean the Credit Agreement as modified by this Agreement.
     13. APPLICABLE LAW . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     14. Counterparts . This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic photocopy (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart hereof.
     15. Headings . The headings of this Agreement are for the purposes of reference only and shall not affect the construction of or be taken into consideration in interpreting this Agreement.
     16. Public/Private Information . Each of the Lenders acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws. All such information, including requests for waivers and amendments, furnished by the Borrower pursuant to, or in the course of administering, this Agreement, will be syndicate-level information, which may contain material non-public information about the Borrower and its related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its “Administrative Questionnaire” a credit contact who may receive information that may contain material non-public Information in accordance with its compliance procedures and applicable law.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

BORROWER: RHI ENTERTAINMENT, LLC
By:	/s/ William J. Aliber
	Name:	William J. Aliber
	Title:	Chief Financial Officer

PARENT: RHI ENTERTAINMENT HOLDINGS II, LLC
By:	/s/ William J. Aliber
	Name:	William J. Aliber
	Title:	Chief Financial Officer

Signature Page to RHI Forbearance Agreement

GUARANTORS: RHI ENTERTAINMENT DISTRIBUTION, LLC
By:	/s/ Henry S. Hoberman
	Name:	Henry S. Hoberman
	Title:	Exec. V.P., General Counsel & Secretary

RHI ENTERTAINMENT PRODUCTIONS, LLC
By:	/s/ Henry S. Hoberman
	Name:	Henry S. Hoberman
	Title:	Exec. V.P., General Counsel & Secretary

LIBRARY STORAGE, INC.
By:	/s/ Michael J Scarpelli
	Name:	Michael J Scarpelli
	Title:	President & Secretary

RHI INTERNATIONAL DISTRIBUTION, INC.
By:	/s/ Michael J Scarpelli
	Name:	Michael J Scarpelli
	Title:	Vice President & Secretary

Signature Page to RHI Forbearance Agreement

LENDERS: JPMORGAN CHASE BANK, N.A., individually and as Agent
By:	/s/ Patricia S. Carpen
	Name:	Patricia S. Carpen
	Title:	Vice President

Signature Page to RHI Forbearance Agreement

Bank of America N.A., as Lender
By:	/s/ David Maiorella
	Name:	David Maiorella
	Title:	Senior Vice President

Signature Page to RHI Forbearance Agreement

ISRAEL DISCOUNT BANK OF NEW YORK, as Lender
By:	/s/ Howard Weinberg
	Name:	Howard Weinberg
	Title:	First Senior Vice President

By:	/s/ Mila Rashkovan
	Name:	Mila Rashkovan
	Title:	Assistant Vice President

Signature Page to RHI Forbearance Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Shahid Kathrada
	Name:	Shahid Kathrada
	Title:	Vice President

Signature Page to RHI Forbearance Agreement

CALIFORNIA BANK & TRUST, as a Lender
By:	/s/ Leslie Reuter
	Name:	Leslie Reuter
	Title:	Senior Vice President

Signature Page to RHI Forbearance Agreement

BANK LEUMI USA as Lender
By:	/s/ JACQUES DELVOYE
Name : JACQUES DELVOYE
	Title:	FVP

Signature Page to RHI Forbearance Agreement

JPMorgan Chase Bank, N.A., as Lender Counterparty
By:	/s/ Patricia S. Carpen
Name : Patricia S. Carpen
	Title:	Vice President

Signature Page to RHI Forbearance Agreement

BANK OF AMERICA, N.A., as Lender Counterparty
By:	/s/ Roger Heintzelman
	Name:	Roger Heintzelman
	Title:	Principal

Signature Page to RHI Forbearance Agreement

The Royal Bank of Scotland, PLC, as Lender Counterparty
By:	/s/ Thomas R. Brawney
	Name:	Thomas R. Brawney
	Title:	Senior Vice President

Signature Page to RHI Forbearance Agreement

SCHEDULE 1
Specified Defaults
1.	Defaults or Events of Defaults arising under Section 2.10(e) of the Credit Agreement [Borrowing Base non-compliance]
2.	Any Default or Event of Default arising under 7(c) of the Credit Agreement [Failure to pay other non-principal monetary Obligations] as a result of a failure to pay any Termination Amount or failure to pay any interest on any such Termination Amount.
3.	Any Default or Event of Default arising under Section 6.18 of the Credit Agreement [Covenant against modifications to material contracts that are materially adverse to the Lenders] as a result of having caused certain receivables from Crown Media to become Post-12/31/09 Crown Receivables.
4.	Any Default or Event of Default arising solely as a result of the existence of the Base Cash Flow Schedule or any rolling 13-week update relating thereto or arising under Section 7(g) of the Credit Agreement as a result of the implementation thereof.

SCHEDULE 2
Swap Agreements

		Date of	Identification	Notional
RHI Party	Lender	Swap	Number for	Amount	Termination
Name	Counterparty	Agreement	Transaction	Swapped	Amount[1]
RHI Entertainment, LLC	JPMorgan Chase Bank, N.A.	04/21/2009	6900149180290	$242,500,000	$12,210,858
RHI Entertainment, LLC	Bank of America	04/21/2009	53603426	$102,225,000	5,642,000
RHI Entertainment, LLC	The Royal Bank of Scotland PLC	04/21/2009	D16256046	$90,275,000	1,730,000

[1]	To come.

2

SCHEDULE 3
Deposit Accounts

				Balance as		Account
				of		Control
				December		Agreement
Depository	Account	Credit		17, 2009	Nature of	(“yes” or
Institution	Name	Party?	Account Number	(in $US)	Account	“no”)
JP Morgan Chase	RHI Entertainment LLC	Yes	304-671096	10,000	Petty Cash	No
JP Morgan Chase	RHI International Distribution Inc.	Yes	304-689211	—	Collection Account	No
JP Morgan Chase	RHI International Distribution Inc.	Yes	304-689254	282,932	Operating Account	No
JP Morgan Chase	RHI Entertainment LLC	Yes	314-006591	13,952,722	Operating Account	No
JP Morgan Chase	RHI Entertainment LLC	Yes	323-410537	80,318	Insurance / FSA Account	No
JP Morgan Chase	RHI Entertainment LLC	Yes	323-047165	25,590	Payroll Account	No
JP Morgan Chase	RHI Entertainment LLC	Yes	324-330332	—	Collection Account	No
JP Morgan Chase	RHI Entertainment Distribution LLC	Yes	304-959251	—	Collection Account	No
JP Morgan Chase	RHI International Distribution Inc.	Yes	601-893506	—	Checking Account	No
JP Morgan Chase	RHI Entertainment LLC	Yes	615-536158	—	Checking Account	No
JP Morgan Chase	RHI Entertainment Productions LLC	Yes	758-683403	—	Collection Account	No

3

				Balance as		Account
				of		Control
				December		Agreement
Depository	Account	Credit		17, 2009	Nature of	(“yes” or
Institution	Name	Party?	Account Number	(in $US)	Account	“no”)
JP Morgan Chase	Library Storage Inc	Yes	799-760657	—	Checking Account	No
JP Morgan Chase	Library Storage Inc	Yes	799-760632	14,570	Operating Account	No
American Express	RHI Entertainment LLC	No	001-011150-8	400,000	CD Account	No
Israel Discount Bank	RHI Entertainment LLC	Yes	03-49130	250,108	Operating Account	Yes
California Bank & Trust	RHI Entertainment LLC	Yes	324-0329751	9,469	Operating Account	Yes
Barclays Bank	RHI Entertainment Ltd	No	30403261	157,819	Operating Account	No
Commonwealth Bank of Australia	RHI Entertainment Australia Pty Ltd	No	062-438-1009-6303	56,576	Operating Account	No
Barclays Bank	RHI Entertainment Ltd	No	80374636	164	Production Account	No
HVB Hungarian Bank	DTS Productions Ltd	No	10918000000000 367110017	—	Production Account	No
HVB Hungarian Bank	DTS Productions Ltd	No	109180010000000 367110024	—	Production Account	No
Barclays Bank	SFR Ltd	No	60655376	—	Production Account	No
Barclays Bank	SFR Ltd	No	40047678	2,720	Production Account	No
Barclays Bank	SFR Ltd	No	68372755	—	Production Account	No
Barclays Bank	SFR Ltd	No	86918211	476	Production Account	No
HVB Hungarian Bank	RHI Entertainment Kft	No	1091 8001 00000003 68110027	—	Production Account	No
HVB Hungarian Bank	RHI Entertainment Kft	No	1091 8001 00000003 68110010	—	Production Account	No

4

				Balance as		Account
				of		Control
				December		Agreement
Depository	Account	Credit		17, 2009	Nature of	(“yes” or
Institution	Name	Party?	Account Number	(in $US)	Account	“no”)
Royal Bank of Scotland	RHI Entertainment LLC	Yes	10154958	—	Production Account	No
JPMorgan Chase	NGP Holding	No	323-317-014	—	Production Account	No

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